Certificate of Amendment

of Articles of Incorporation

Jonathan Read and Lutz Henckels certify that:

1.
They are the Chief Executive Officer and Chief Financial Officer, respectively, of Gresham Worldwide, Inc., a California corporation (“Gresham”).

2.
Pursuant to Section 401(c) of the California Corporations Code, after any certificate of determination has been filed, the board of directors may increase or decrease the number of shares constituting any series, by the adoption of a resolution appropriate for that purpose and the execution and filing of an officers' certificate setting forth such resolution.

3.
On April 30, 2024, the Board of Directors of Gresham authorized the withdrawal of the Certificate of Determination for each of the following classes of preferred stock since there are no shares issued or outstanding and the Board of Directors has determined not to issue any new shares for any of these classes of preferred stock

•
Series A filed with the California Secretary of State on January 15, 1981 and amended on June 9, 1982,
•
Series A Junior Participating Preferred Stock filed with the California Secretary of State on November 9, 1998,
•
Series B Convertible Voting Perpetual Preferred Stock filed with the California Secretary of State on November 8, 2011,
•
Series C Convertible Voting Perpetual Preferred Stock filed with the California Secretary of State on February 19, 2013,
•
Series D Convertible Voting Perpetual Preferred Stock filed with the California Secretary of State on June 27, 2013, and
•
6% Series E Senior Convertible Voting Perpetual Preferred Stock filed with the California Secretary of State on March 26, 2018 and amended on August 16, 2018 and November 20, 2018

4.
Such board resolutions have not been amended, modified or rescinded and remain in full force and effect.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

May 7, 2024 /s/ Jonathan Read__________________
Jonathan Read, Chief Executive Officer

May 2, 2024 /s/ Lutz Henckels_________________
Lutz Henckels, Chief Financial Officer